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                                                                   EXHIBIT 4.2.1





                                 FIFTH AMENDMENT
                                TO LOAN AGREEMENT



THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Fifth Amendment") dated as of April 30, 1998, is made and entered into by and between ARDEN GROUP, INC., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. ("Bank").


                                    RECITALS:

A. Borrower and Bank are parties to that certain Loan Agreement dated December 23, 1993 (the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower and amendments thereto dated October 31, 1994, December 20, 1995, December 18, 1996, and January 13, 1997.

B. Borrower and Bank desire to amend the Agreement subject to the terms and conditions of this Fifth Amendment.


                                   AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. DEFINED TERMS. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.   AMENDMENTS TO THE AGREEMENT.

     (a) Section 2.1A, of the Agreement is hereby amended by substituting the date "April 30, 2000" for the date "April 30, 1998."

     (b) Section 2A.1, of the Agreement is hereby amended by substituting the date "April 30, 2000" for the date "April 30, 1998."

     (c) Section 5.16 Reports from Guarantors of the Agreement is hereby deleted in its entirety.

3. EFFECTIVENESS OF THE FIFTH AMENDMENT. This Fifth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

     (a) The counterpart of this Fifth Amendment, duly executed by Borrower;

     (b) The Revolving Note, duly executed by Borrower;

     (c) Such other documents, instruments or agreements as Bank may reasonably deem necessary.

4. RATIFICATION. Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

     (a) Each of the representations and warranties contained in the Agreement, as may be amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

     (b) The execution, delivery and performance of the Fifth Amendment and any other instruments or documents in connection herewith are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

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     (c) No event has occurred and is continuing or would result from this Fifth
Amendment which constitutes or would constitute an Event of Default under the Agreement.

6. GOVERNING LAW. This Fifth Amendment and all other instruments or documents in connection herewith shall be governed by and construed according to the laws of the State of California.

7. COUNTERPARTS. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.




ARDEN GROUP, INC.                  UNION BANK OF CALIFORNIA, N.A.


By:______________________________  By:______________________________

Title:___________________________  Title:___________________________

                                   By:______________________________

                                   Title:___________________________

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